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Execution Version

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U.S. $33,000,000

CREDIT AGREEMENT

Dated as of March 15, 2007

between

MERIT CAPITAL ADVANCE, LLC
as Borrower

and

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH
as Lender

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i

EXHIBITS
Exhibit A Form of Security Agreement
Exhibit B Form of Notice of Borrowing

ii

CREDIT AGREEMENT dated as of March 15, 2007, between MERIT CAPITAL ADVANCE, LLC, a Delaware limited liability company (the "Borrower"), and DEUTSCHE BANK AG Cayman Islands Branch ("DB" or the "Lender").

The Borrower has requested that the Lender make Advances to it in an aggregate principal amount up to but not exceeding $33,000,000 at any one time outstanding for the purposes hereinafter set forth, and the Lender is prepared to make such Advances on and subject to the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined), with terms not otherwise defined herein having the respective meanings assigned thereto in the LLC Agreement referred to below:

"Account Control Agreement" means an account control agreement in form and substance reasonably satisfactory to the Lender, entered into by the Borrower, the Lender and a financial institution satisfactory to the Lender.

"Advance" has the meaning specified in Section 2.01.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided, that, a Person shall be deemed to control another Person if such Person and its Subsidiaries own 10% or more of the Voting Shares of such other Person or otherwise controls, by contract or otherwise, the operations or business decisions of such other Person.

"Applicable Lending Office" means the office of the Lender specified on the signature pages hereof, or such other office of the Lender as the Lender may from time to time specify to the Borrower by written notice in accordance with the provisions of Section 7.02.

"Business Day" means (a) a day on which banks are not required or authorized to close in New York, New York, and (b) if the applicable Business Day relates to any Advance, a day on which dealings in deposits are carried on in the London interbank market.

"Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than LEAF Financial Corporation and its

Subsidiaries, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, LEAF Ventures or the Servicer (other than, in the case of the Servicer, in connection with the exercise by the Borrower of its right under the LEAF Services Agreement to purchase the Servicer, so long as Lender shall have provided its prior written consent thereto), (b) Crit DeMent ceasing to be the Chairman or Chief Executive Officer of LEAF Financial Corporation and not being replaced in such position by a similarly-qualified individual within 90 days thereof, or (c) the acquisition of direct or indirect Control of the Borrower, LEAF Ventures or the Servicer by any Person or group other than LEAF Financial Corporation and its Subsidiaries (other than, in the case of the Servicer, in connection with the exercise by the Borrower of its right under the LEAF Services Agreement to purchase the Servicer, so long as Lender shall have provided its prior written consent thereto); provided that Conversion of the Class A Note shall not be deemed to cause a "Change in Control".

"Closing Date" means the date on which the conditions precedent set forth in Section 3.01 have been satisfied. The Lender shall notify the Borrower of the Closing Date, and such notice shall be conclusive and binding.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" is defined in the Security Agreement.

"Commitment" has the meaning specified in Section 2.01.

"Commitment Fee Payment Date" means the first Business Day of each March, June, September and December.

"Commitment Termination Date" means the date 18 months following the Closing Date, subject to the provisions of Sections 2.04(b) and 2.04(d); provided, that if such day is not a Business Day, then the Commitment Termination Date shall be the immediately preceding Business Day.

"Contingent Liabilities" means, with respect to any Person, (a) any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person (the amount of obligation under any Contingent Liabilities shall be deemed to be the maximum outstanding amount of the debt, obligation or other liability guaranteed) and/or (b) liabilities that are contingent in nature which would be included as liabilities on the face of the balance sheet of such Person in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

"Debt" of any Person means, without duplication:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

(c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as capital leases;

(d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined other than accounts payable, deferred revenue and accrued operating expenses incurred in the ordinary course of business in each case to the extent not otherwise constituting Indebtedness under the other terms of this definition;

(e) net liabilities of such Person under all Swap Agreements;

(f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(g) all Contingent Liabilities of such Person in respect of any of the foregoing.

“Debt to Tangible Net Worth Ratio” means, as of any date of determination, the ratio of (a) all Indebtedness of the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) as of such date of determination to (b) Tangible Net Worth as of such date of determination.

"Default" means an Event of Default or an event that, with notice or lapse of time or both, would become an Event of Default.

“Delinquency Ratio” means, as of any date of determination thereof, a fraction, expressed as a percentage, (a) the numerator of which is an amount equal to the sum of the Unpaid Specified Amounts of all Delinquent Assets as of such date, and (b) the denominator of which is equal to the sum of the Unpaid Specified Amounts of all Merchant Advance Contracts as of such date.

“Delinquent Asset” means, on any date of determination, (a) any Merchant Advance Contract with respect to which, during the period from the date such Merchant Advance Contract was originally entered into to such date of determination, the Borrower has received less than 75% of the aggregate payments expected to be received by the Borrower during such period, or (b) any Merchant Advance Contract with respect to which, during the 30 day period ending on such date of determination, the Borrower has received less than 50% of the aggregate payments expected to be received by the Borrower during such period. For purposes of this definition, "payments expected to be received by the Borrower" in relation to any Merchant Advance Contract shall mean payments assumed to be received by the Borrower in the credit analysis performed by the Borrower (or by the Servicer for the Borrower) on or before the date such Merchant Advance Contract was originally entered into.

"Dollars" and "$" means lawful money of the United States of America.

"EBITDA" means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) earnings (calculated before taxes, Interest Expense, extraordinary and unusual items and income or loss attributable to equity in Affiliates) for such period, plus (b) non-cash interest accrued on the Class A Note during such period, plus (c) depreciation and amortization (to the extent deducted in determining earnings) for such period.

"EBITDA Funding Condition" means a condition that shall be deemed to be satisfied on any date (a "Test Date") if EBITDA for the period starting on the date hereof and ending on the last day of the period set forth below ending on or immediately prior to such Test Date is greater than or equal to the respective amount set forth below opposite such period:

Period: Date Hereof To	Amount
March 31, 2007	($287,565)
April 30, 2007	($306,534)
May 31, 2007	($325,666)
June 30, 2007	($344,925)
July 31, 2007	($264,192)
August 31, 2007	($23,862)
September 30, 2007	$216,304
October 31, 2007	$456,349
November 30, 2007	$696,308
December 31, 2007	$936,222
January 31, 2008	$1,385,438
February 29, 2008	$1,994,298
March 31, 2008	$2,616,970
April 30, 2008	$3,070,925
May 31, 2008	$3,524,956
June 30, 2008	$3,979,070
July 31, 2008	$4,411,752
August 31, 2008	$4,810,165

"Environmental Laws" means any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of Hazardous Materials into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Events of Default" has the meaning specified in Section 6.01.

"Excluded Taxes" means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

"Federal Funds Rate" means a fluctuating interest rate per annum equal for each day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

"GAAP" means, as to any Person, generally accepted accounting principles in effect in the jurisdiction of such Person.

"Governmental Authority" means any nation, government, branch of power (whether executive, legislative or judicial), state or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government.

"Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, other than agreements to purchase goods at an arm's length price in the ordinary course of business) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA for the period of 12 calendar months ending on or most recently ended prior to such date of determination to (b) Interest Expense for such period; provided that the "Interest Coverage Ratio" as of any date of determination prior to March 31, 2008 shall be the ratio of (x) EBITDA for the period from the date hereof to the last day of the calendar month ending on or most recently ended prior to such date of determination to (y) Interest Expense for such period.

“Interest Expense” means, for any period, the total consolidated interest expense of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (excluding, in any event, non-cash interest accrued on the Class A Note during such period, to the extent deducted from earnings in calculating EBITDA for such period).

"Interest Payment Date" means with respect to any Advance, the last day of each Interest Period therefor and, in the case of any Interest Period that has a duration of more than three months, the day three months after the first day of such Interest Period.

"Interest Period" means, with respect to any Advance, the period beginning on the date such Advance is made, or on the last day of the immediately preceding Interest Period, and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period in respect of any Advance shall be 1, 2, 3 or 6 months as the Borrower may select as provided in Section 2.03; provided, however, that (i) each Interest Period that begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest

Period shall be extended to occur on the next succeeding Business Day, except that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day and (iii) any Interest Period that would otherwise extend beyond the Commitment Termination Date shall end on the Commitment Termination Date.

"LEAF Ventures" means LEAF Ventures, LLC.

"Lender" means Deutsche Bank AG Cayman Islands Branch, or any other Person that shall become a party pursuant to Section 7.05.

"Lien" shall mean any mortgage, lien, pledge, charge, encumbrance or other security interest or any preferential arrangement that has the practical effect of creating a security interest.

"LIBO Rate" means, with respect to any Advance, for any Interest Period:

(a) the offered rate for deposits in Dollars with a maturity comparable to such Interest Period appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time, for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) as of approximately 11:00 a.m. (London time) on the date two Business Days prior to the commencement of such Interest Period;

(b) if such date does not appear on said Page 3750 (or such successor), the offered rate for deposits in Dollars with a maturity comparable to such Interest Period appearing on the display designated on page "LIBO" on the Reuters Monitor Money Rate Service (or on any successor or substitute page of such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time, for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) as of approximately 11:00 a.m. (London time) on the date two Business Days prior to the commencement of such Interest Period; and

(c) in the event that neither rate referred to in clauses (a) or (b) is available at such time for any reason, an interest rate per annum equal to the rate per annum at which deposits in Dollars are offered by the principal office of Deutsche Bank AG in London, England to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the date two Business Days before the first day of such Interest Period in the amount of the Advance if such Advance were to be outstanding for such Interest Period.

"LIBO Rate Reserve Percentage" for any Interest Period for any Advance means the effective rate (expressed as a percentage) at which reserve requirements (including, without limitation, emergency, supplemental and other marginal reserve requirements) are imposed on the Lender during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

"LLC Agreement" means the Limited Liability Company Agreement of the Borrower dated as of March 15, 2007, as amended, supplemented, amended and restated or otherwise modified from time to time.

"Loan Documents" means this Agreement, the Security Agreement and each Account Control Agreement.

"Material Adverse Effect" means a material adverse effect on (i) the business or condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the legality, validity or enforceability of any Loan Document or (iii) the ability of the Borrower to perform its obligations under any Loan Document.

"Monthly Date" means the 15th day each calendar month (unless such day is not a Business Day, in which case "Monthly Date" shall mean the next succeeding Business Day).

"Multiemployer Plan" means a multiemployer plan defined as such in Section 4001(a)(3) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Loss Asset” means, on any date of determination, a Merchant Advance Contract (a) which on such date shall have been deemed a loss by the Servicer in accordance with its usual and customary procedures or (b) with respect to which, during the 30 day period ending on such date of determination, the Borrower has received less than 25% of the aggregate payments expected to be received by the Borrower during such period. For purposes of this definition, "payments expected to be received by the Borrower" in relation to any Merchant Advance Contract shall mean payments assumed to be received by the Borrower in the credit analysis performed by the Borrower (or by the Servicer for the Borrower) on or before the date such Merchant Advance Contract was originally entered into.

“Net Loss Ratio” means, as of any date of determination thereof, the percentage equivalent of a fraction, (a) the numerator of which is an amount (not less than zero) equal to the sum, without duplication, of the Unpaid Specified Amounts of all Merchant Advance Contracts which on any date from the date hereof to the date of determination were Net Loss Assets, and (b) the denominator of which is equal to the sum of the Specified Amounts of all Merchant Advance Contracts entered into on or prior to such date (whether or not such Merchant Advance Contracts, or any amounts owing to the Borrower thereunder, remain outstanding on such date).

"Notice of Borrowing" has the meaning set forth in Section 2.02.

"Operating Accounts" means account #XXXXXXXXX (collections account), account #XXXXXXXXX (general account) and account #XXXXXXXXX (funding account), in each case, of the Borrower and held at Commerce Bank, N.A., 1726 Walnut Street, Philadelphia, PA 19103.

"Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

"Par Value of Merchant Advances" means, with respect to any date of determination, an amount equal to sum for each outstanding Merchant Advance Contract (other than Merchant Advance Contracts that were Net Loss Assets on such date) of the difference between the Purchase Price for such Merchant Advance Contract, less (if such Merchant Advance Contract was a Delinquent Asset on such date) reserves in an amount for such Merchant Advance Contract determined by the Borrower (provided that the Lender shall have the right in its sole discretion to increase such reserved amount for such Merchant Advance Contract to an amount not in excess of the Unpaid Specified Amount thereof), less the aggregate amount of payments received by the Borrower in respect of such Merchant Advance Contract to the date of determination; provided that such difference for any Merchant Advance Contract shall not be less than zero.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                 "Permitted Liens" shall mean, with respect to any Person:
(i) Liens imposed by law which were incurred in the ordinary course of business, including (but not limited to) carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business and which (x) do not in the aggregate materially impair the use thereof in the operations of the business of the Borrower or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such liens and for which adequate reserves have been made if required in accordance with GAAP;

(ii) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other similar social security legislation;

(iii) Liens securing taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(iv) Liens in favor of the Lender arising pursuant to the Security Agreement; and

(v) Liens which arise pursuant to a final judgment or judgments that do not constitute an Event of Default under Section 6.01(f).

"Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"Plan" means an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

"Purchase Price" means, with respect to any Merchant Advance Contract to which the Borrower is a party, the purchase price (howsoever defined) initially specified under such Merchant Advance Contract to be payable by the Borrower to the counterparty thereto in exchange for the percentage specified therein of such counterparty’s future credit card receivables.

         "Security Agreement" means a security agreement between the Borrower and the Lender in substantially the form of Exhibit A, as amended, supplemented, amended and restated or otherwise modified from time to time.

"Servicer" means Merit Capital Manager, LLC.

"Solvent" means, with respect to any Person on a particular date, that (i) the fair value of the property of such Person is greater than the total amount of the liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature, and (iv) such Person is not engaged in business, and is not about to engage in business, for which such Person's property would constitute unreasonably small capital.

"Specified Amount" means, with respect to any Merchant Advance Contract to which the Borrower is a party, the aggregate amount (howsoever defined) initially specified under such Merchant Advance Contract to be payable to the Borrower from the future credit card receivables which are the subject of such Merchant Advance Contract.

"Swap Agreement" means any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower shall be a Swap Agreement.

"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Voting Shares is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any governmental authority.

“Tangible Net Worth” means, as of any date, the sum for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:

(a) the total assets of the Borrower and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus

(b) the total liabilities of the Borrower and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date prepared in accordance with GAAP (excluding (i) the Class A Note and (ii) non-cash interest accrued on the Class A Note to such date), minus

(c) the net book amount of all assets of the Borrower and its Subsidiaries (after deducting any reserves applicable thereto) which would be shown as intangible assets on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date prepared in accordance with GAAP.

“Unpaid Specified Amount” means, with respect to any Merchant Advance Contract and any date of determination, the Specified Amount for such Merchant Advance Contract, minus an amount equal to the sum, as of the close of business on the Business Day immediately preceding such date of determination, of all amounts received by the Borrower on or prior to such day with respect to such Merchant Advance Contract and allocable to the payment of such Specified Amount; provided that the Unpaid Specified Amount for any Merchant Advance Contract shall not be less than zero.

"Voting Shares" means, at any time, as to any Person, the outstanding securities of such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Commitment.   The Lender agrees, on the terms and conditions hereinafter set forth, to make advances to the Borrower (each, an "Advance") in Dollars from time to time on any Business Day during the period from the date hereof until the Commitment Termination Date in an aggregate principal amount not to exceed at any one time outstanding $33,000,000 (the "Commitment"). Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, prepay and reborrow hereunder. Each Advance shall be in an amount not less than $500,000 or any whole multiple of $1,000 in excess thereof.

SECTION 2.02. Advances. To request an Advance, the Borrower shall give the Lender an irrevocable written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 12:00 noon (New York, New York time) on the second Business Day prior to the date of such Advance. Each Notice of Borrowing shall be by facsimile and shall specify the requested (i) date of such Advance, which shall be a Business Day, (ii) amount of such Advance, (iii) initial Interest Period for such Advance and (iv) the account to which the Lender is to credit the proceeds of such Advance (such account to be located in the United States of America). The Lender will make the proceeds of each Advance available to the Borrower by transmitting the amount thereof not later than 3:00 p.m. (New York, New York time), in immediately available funds, to an account of the Borrower specified in the Notice of Borrowing provided by the Borrower pursuant to this Section 2.02.

SECTION 2.03. Interest Elections. Each Advance shall have an initial Interest Period as specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect Interest Periods therefor as provided in this Section 2.03. The Borrower may elect different options with respect to different portions of the affected Advance, in which case each such portion shall be considered a separate Advance (provided, that each such portion shall be in an amount not less than $500,000). To make an election pursuant to this Section 2.03, the Borrower shall notify the Lender of such election in writing by facsimile, telex or cable by the time that a notice of Advance would be required under Section 2.02 if the Borrower were requesting an Advance resulting from such election to be made on the effective date of such election. Each such written interest election request shall be irrevocable and in a form approved by the Lender and signed by the Borrower. Each such written interest election request shall specify the following information:

(i) the Advance to which such interest election request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Advance (in which case the information to be specified pursuant to clause (iii) of this paragraph shall be specified for each resulting Advance);

(ii) the effective date of the election made pursuant to such interest election request, which shall be a Business Day; and

(iii) the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such interest election request does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. If the Borrower fails to deliver a timely and complete interest election request prior to the end of the Interest Period applicable thereto, then, unless such Advance is repaid as provided herein, at the end of such Interest Period, the Borrower shall be deemed to have selected an Interest Period of the same duration and such Advance shall be continued on such basis.

SECTION 2.04. Termination, Reduction and Extension of the Commitment

(a) Unless previously terminated, the Commitment shall automatically terminate on the Commitment Termination Date.

(b) The Borrower shall have the right to terminate or reduce the unused Commitment at any time or from time to time; provided, that (i) the Borrower shall give irrevocable, written notice of each such termination or reduction to the Lender at least three Business Days before such termination or reduction, (ii) each partial reduction shall be in an aggregate amount of not less than $1,000,000 and (iii) the Borrower shall not terminate or reduce the Commitment if, after giving effect to any concurrent prepayment of the Advances pursuant to Section 2.06, at any time, the aggregate outstanding principal amount of the Advances at such time would exceed the Commitment.

(c) The Commitment once terminated or reduced under this Section 2.04 may not be reinstated.

(d) The Borrower may, by written notice to the Lender not less 30 days and not more than 45 days prior to the Commitment Termination Date then in effect (the "Existing Commitment Termination Date"), request that the Lender extend the Commitment Termination Date to the date falling 364 days after the Existing Commitment Termination Date. The Existing Commitment Termination Date shall be extended (effective as of the Existing Commitment Termination Date) to the date falling 364 days after the Existing Commitment Termination Date, or, if such day is not a Business Day, the immediately preceding Business Day, if in each case the Lender so agrees in writing, in its sole and absolute discretion, not earlier than 20 nor later than 10 days before the Existing Commitment Termination Date; provided, that without prejudice to the discretionary nature of any such extension, no such extension shall be effective unless (i) no Event of Default or Default shall have occurred and be continuing on the date of such request or on the Existing Commitment Termination Date and (ii) each of the representations and warranties made by the Borrower in Article IV hereof shall be true on and as of the date of such request and the Existing Commitment Termination Date with the same force and effect as if made on and as of such dates. Each request for extension hereunder by the Borrower shall constitute a certification by the Borrower to the effect set forth in clauses (i) and (ii) above (both as of the date of such request and, unless the Borrower otherwise notifies the Lender prior to the

Existing Commitment Termination Date, as of the Existing Commitment Termination Date). If any such extension of the Existing Commitment Termination Date shall not become effective, then the Commitment shall automatically terminate on the Existing Commitment Termination Date and the Commitment Termination Date shall remain the Existing Commitment Termination Date.

SECTION 2.05. Repayment of Advances
. The Borrower hereby unconditionally promises to pay to the Lender the outstanding principal amount of the Advances on the Commitment Termination Date.

SECTION 2.06. Prepayment of Advances

(a) The Borrower shall have the right at any time and from time to time to prepay any Advance in whole or in part without penalty or premium (but subject to the requirements of Section 2.11) on the terms of this Section 2.06.

(b) The Borrower shall notify the Lender by facsimile of any optional prepayment hereunder not later than 11:00 a.m. (New York, New York time) three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Advance or portion thereof to be prepaid. Each partial prepayment of any Advance shall be in an amount not less than $500,000.

(c) On or before the date four Business Days following the last day (a "Calendar Month End Date") of each calendar month, the Borrower shall prepay Advances to the extent the aggregate outstanding amount of Advances as of such Calendar Month End Date exceeds the sum of (i) the Par Value of Merchant Advances as of such Calendar Month End Date plus (ii) a face amount not in excess of $1,000,000 of Financial Investments held by the Borrower as of such Calendar Month End Date.

(d) Amounts prepaid under this Section 2.06 may be reborrowed on and subject to the terms and conditions of this Agreement.

SECTION 2.07. Commitment Fee. The Borrower agrees to pay to the Lender a commitment fee at a rate equal to 0.50% per annum on the average daily unused amount of the Commitment during the period from and including the Closing Date to but excluding the earlier of the date the Commitment terminates and the Commitment Termination Date. The accrued commitment fee shall be payable on each Commitment Fee Payment Date and on the earlier of the date the Commitment terminates and the Commitment Termination Date, commencing on the first such date to occur after the Closing Date. The commitment fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.08. Interest.

(a) Each Advance shall bear interest during each Interest Period therefor at a rate per annum equal to the LIBO Rate for such Interest Period plus 8.50% per annum.

(b) Notwithstanding the foregoing, during any period while any Event of Default has occurred and is continuing, the interest rate provided for in paragraph (a) above shall automatically be increased by 2.00% per annum.

(c) Accrued interest on each Advance shall be payable in arrears on each Interest Payment Date for such Advance and upon termination of the Commitment; provided, that (i) interest at the rate provided in paragraph (b) of this Section 2.08 shall be payable on demand and (ii) in the event of any repayment or prepayment of any Advance, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) The Borrower agrees to pay to the Lender, so long as the Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or the equivalent), additional interest on the unpaid principal amount of each Advance, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the then current Interest Period for such Advance from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the LIBO Rate Reserve Percentage for such Interest Period, payable on each date on which interest is payable on such Advance. A certificate of the Lender setting forth the amount to which the Lender is then entitled under this Section 2.08(d) shall be conclusive and binding on the Borrower in the absence of manifest error.

(e) All computations of interest based on the LIBO Rate and computations of interest pursuant to Section 2.08(d) shall be made on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

SECTION 2.09. Alternate Rate of Interest
. If on or prior to the commencement of any Interest Period for an Advance (an “Affected Interest Period”) the Lender determines (which determination shall be conclusive absent manifest error) that:

                                 (a) adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Affected Interest Period; or

(b) the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining such Advance for such Affected Interest Period;

then the Lender shall give notice thereof (a “Rate Determination Notice”) to the Borrower by facsimile as promptly as practicable thereafter. If such notice is given, during the thirty-day period following such Rate Determination Notice (the “Negotiation Period”), the Lender and the Borrower shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis for the Advances which shall reflect the cost to the Lender of funding the Advances from alternative sources (a “Substitute Basis”), and if such Substitute Basis is so agreed upon during the Negotiation Period, such Substitute Basis shall apply in lieu of the LIBO Rate to all Interest Periods commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply. If a Substitute Basis is not agreed upon during the Negotiation Period, the Borrower may elect to prepay the Loans pursuant to Section 2.06(a); provided, however, that if the Borrower does not elect so to prepay, the Lender shall determine (and shall certify from time to time in a certificate delivered by the Lender to the Borrower setting forth in reasonable detail the basis of the computation of such amount) the rate basis reflecting the cost to the Lender of funding Advances for the Interest Period commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply, and such rate basis shall be binding upon the Borrower and the Lender and shall apply in lieu of the LIBO Rate for the relevant Interest Period.

SECTION 2.10. Increased Costs. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the LIBO Rate Reserve Percentage) in or in the interpretation of (to the extent any such introduction or change occurs after the date hereof) any law or regulation or (ii) the compliance with any guideline or request of any central bank or other governmental authority adopted or made after the date hereof (whether or not having the force of law) (collectively, the "New Regulatory Developments"), there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining Advances, the Borrower shall from time to time, within 30 days after delivery by the Lender to the Borrower of a certifi-cate as to the amount of such increased cost, pay to the Lender the amount of the increased costs set forth in such certificate (which certificate shall be conclusive and binding on the Borrower in the absence of manifest error); provided, that (i) the Lender shall specify in such certificate the New Regulatory Development(s) causing the increased costs to be paid by the Borrower, and (ii) the Borrower shall not be required to pay to the Lender the amount of the increased costs not attributable to the making and performance of this Agreement and the transactions contemplated hereby by the Lender and/or the Borrower.

                              SECTION 2.11. Break Funding Payments. In the event of (a) the payment of any principal of any Advance on a day other than the last day of an Interest Period therefor (including as a result of an Event of Default), or (b) the failure to borrow, continue or prepay any Advance on the date specified in any notice delivered pursuant hereto (collectively, the "Breaking Funding Events"), then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event, which shall be deemed to include an amount determined by the Lender to be equal to the excess, if any, of (i) the LIBO Rate in effect for such Interest Period from the date of such payment or failure to the last day of such Interest Period (or, in the case of a failure to borrow or continue, the duration of the Interest Period that would have resulted from such Advance or continuation), over (ii) the amount of interest that the Lender would earn on such principal amount for such period if the Lender were to invest such principal amount for such period at the interest rate that would be bid by the Lender for Dollar deposits from other banks in the Eurodollar market at the commencement of such period. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section 2.11 shall be delivered to the Borrower not later than one month after the last day of such Interest Period (or, in the case of a failure to borrow or continue, the duration of the Interest Period that would have resulted from such Advance or continuation) with respect to each Break Funding Event and such certificate shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.12. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

(b) Without limiting the generality of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(c) The Borrower shall indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error of the Lender.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a governmental authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

SECTION 2.13. Payments Generally.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.10, 2.11 or 2.12, or otherwise) prior to 3:00 p.m. (New York, New York time) on the date when due, in Dollars and immediately available funds, without deduction, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its office specified on its signature page hereto. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first, to pay interest then due hereunder, then to pay fees and other amounts hereunder, then to pay principal due hereunder.

(c) The Borrower agrees that at any time after the occurrence and during the continuance of an Event of Default, in addition to (and without limitation of) any right of set-off, banker's lien, or counterclaim the Lender may otherwise have, the Lender shall be entitled, at its option, to offset balances held by it for the account of the Borrower at any of its offices, and other obligations of the Lender to the Borrower, in Dollars or in any other currency, against any principal of or interest on any of the Lender's Advances to the Borrower hereunder, or any other obligation of the Borrower hereunder, which is not paid when due (regardless of whether such balances or other obligations are then due to the Borrower), in which case it shall promptly notify the Borrower thereof; provided, that failure to give such notice shall not affect the validity thereof.

ARTICLE III

CONDITIONS OF LENDING

SECTION 3.01. Condition Precedent to Initial Advance. The obligation of the Lender to make its initial Advance is subject to the condition precedent that the Lender shall have received, on or before the date of the initial Advance, the following documents, each (unless otherwise specified below) dated the Closing Date and in form and substance satisfactory to the Lender:

(a) A copy of each of the LLC Agreement and the Unitholders Agreement, each duly executed and delivered by the respective parties thereto, and certified copies of (i) the certificate of formation or certificate of incorporation, as the case may be, of each of the Borrower, LEAF Financial Corporation, LEAF Ventures, LLC and Merit Capital Manager, LLC and of the resolutions of the Board of Directors or equivalent of each such Person (or, as the case may be, its managing member) authorizing such Person's entry into of each of the Transaction Documents to which it is party and (in the case of the Borrower) the borrowings hereunder and (ii) of other documents evidencing other necessary corporate or limited liability action with respect to this Agreement and the other Transaction Documents.

(b) Certificates of each of the Borrower, LEAF Financial Corporation, LEAF Ventures, LLC and Merit Capital Manager, LLC certifying (i) the names and true signatures of the officers of such Person (or, as the case may be, its managing member) authorized to sign the Transaction Documents to which it is a party and any other documents to be delivered hereunder or thereunder, (ii) the accuracy of the representations and warranties of such Person under the Transaction Documents to which it is a party, (iii) the absence of Defaults and Events of Default under this Agreement and the Class A Note and (iv) such other matters as the Lender shall reasonably request.

(c) A favorable written opinion of Ledgewood, P.C., counsel to the Managing Member, in form and substance satisfactory to the Lender, covering such matters relating to this Agreement and the transactions contemplated hereby as the Lender may reasonably request.

(d) A favorable written opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel for the Lender, covering such matters relating to the transactions contemplated hereby as the Lender may require.

(e) The Security Agreement, duly executed and delivered by the Borrower and the Lender with evidence of the perfection and first priority of the Liens created thereby.
(f) An Account Control Agreement with respect to the Operating Accounts, duly executed and delivered by the Borrower, the Lender and Commerce Bank, N.A.

(g) The Participation Agreement, duly executed and delivered by the Initial Class B Member and the Lender.

(h) The LEAF Services Agreement, duly executed and delivered by the parties thereto.

(i) A copy of the Class A Note, duly executed and delivered by the Borrower.

(j) Evidence satisfactory to the Lender that the Borrower shall have received a Capital Contribution in the amount of $2,500,000 from the Initial Class B Member, as provided in Section 3.3(a) of the LLC Agreement.

(k) A copy of the Budget, which shall be in form and substance satisfactory to the Lender.

(l) Such other documents relating hereto as the Lender shall reasonably request.

SECTION 3.02. Conditions Precedent to Each Advance
. The obligation of the Lender to make each Advance (including, without limitation, the initial Advance) shall be subject to the further conditions precedent that (a) on the date of such Advance (i) the representations and warranties set forth in Article IV are true and correct on and as of the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds thereof, as though made on and as of such date, (ii) no Default has occurred and is continuing, or would result from such Advance or from the application of the proceeds thereof and (iii) the EBITDA Funding Condition shall be satisfied on and as of the date of such Advance and (b) after giving effect to such Advance, the aggregate outstanding amount of Advances shall not exceed the sum of (i) the Par Value of Merchant Advances plus (ii) a face amount not in excess of $1,000,000 of Financial Investments held by the Borrower on such date. The giving of a Notice of Borrowing shall constitute a certification by the Borrower to the effect that the conditions set forth in this Section 3.02 have been fulfilled (both as of the date of the Notice of Borrowing and, unless the Borrower otherwise notifies the Lender prior to the date of the applicable Advance, as of the date of such Advance).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

SECTION 4.01. Organization. The Borrower is duly organized, validly existing and in good standing under the laws of Delaware.

SECTION 4.02. Authorization; Enforceability. The execution, delivery and performance of this Agreement by the Borrower are within the Borrower's corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 4.03. Government Approvals; No Conflicts. The execution, delivery and performance of this Agreement by the Borrower (a) do not require any consent or approval of, registration or filing with, or any other action by, any governmental authority, (b) will not violate any applicable law or regulation or the certificate of formation or limited liability company agreement of the Borrower and (c) will not violate or result in a default under any loan agreement, indenture, or other agreement or instrument binding upon the Borrower or any of its Subsidiaries.

SECTION 4.04. No Material Adverse Effect. Since the date of this Agreement, no event or circumstance has occurred that could reasonably be expected to have a Material Adverse Effect.

SECTION 4.05. Litigation. There are no actions, suits or proceedings by or before any arbitrator or governmental authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the transactions contemplated thereby.

SECTION 4.06. Compliance with Laws and Agreements. The Borrower and each of its Subsidiaries is in compliance with all applicable laws (including without limitation Environmental Laws, tax laws and ERISA), regulations and orders of any governmental authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.07. Investment and Holding Company Status. The Borrower is not an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 4.08. Margin Regulations. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to buy or carry any Margin Stock.

SECTION 4.09. Solvency. The Borrower is and, after giving effect to each Advance and the use of the proceeds thereof, will be Solvent.

ARTICLE V

COVENANTS OF THE BORROWER

So long as any principal of or interest on any Advance or any other amount payable hereunder remains outstanding or the Commitment remains in effect, the Borrower covenants and agrees that:

SECTION 5.01. Certain Covenants.

(a) The Borrower will, and cause each of its Subsidiaries to, preserve and maintain its corporate existence and comply with all applicable laws, statutes, rules, regulations and orders, including without limitation, those relating to federal or State non-banking activities, licensing, usury, truth in lending, privacy, credit reporting, equal opportunity, predatory lending, money-laundering and terrorism financing, and all applicable Environmental Laws, tax laws and ERISA, except to the extent such non-compliance could not reasonably be expected to have a Material Adverse Effect or otherwise adversely affect the Lender. The Borrower will, and will cause each of its Subsidiaries to, comply with instructions provided from time to time by the Lender in connection with the Lender's efforts to ensure the business of the Borrower and its

Subsidiaries is at all times in compliance with all such applicable statutes, rules, regulations and orders, except to the extent non-compliance with such statutes, rules or regulations could not reasonably be expected to have a Material Adverse Effect or otherwise adversely affect the Lender.

(b) The Borrower will, and cause each of its Subsidiaries to, promptly from time to time obtain and maintain in full force and effect all licenses, consents, authorizations and approvals of, and make all filings and registrations with, any Governmental Authority necessary in connection with the business of the Borrower and its Subsidiaries, except to the extent the failure to obtain or maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect or otherwise adversely affect the Lender.

(c) The Borrower will, and cause each of its Subsidiaries to, timely file all required tax returns, and pay and discharge all taxes, assessments and other governmental charges imposed upon it and its property or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies which if unpaid might by law become a lien or charge upon any property of the Borrower or such Subsidiary, except (i) such items as are being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained and (ii) items the non-payment of which could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(d) The Borrower will, and cause each of its Subsidiaries to, keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, and permit representatives of the Lender, during normal business hours and upon reasonable notice, to examine, copy and make extracts from its books and records, to inspect any of its property, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender.

(e) The Borrower will furnish to the Lender:

(i) by the dates the Managing Member is required to make delivery thereof to the Members under the LLC Agreement (or, if delivered earlier, simultaneously with the Managing Member's delivery thereof to such Members), copies of all financial statements, monthly reports, notices and other informational materials required to be delivered to such Members under the LLC Agreement;

(ii) as soon as possible and in any event within five Business Days after the occurrence of any Default, a statement of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

(iii) on or before each Monthly Date:

(x) a copy of each Merchant Advance Contract entered into by the Borrower and not previously provided to the Lender; and

(y) a certificate of a senior financial officer of the Borrower (i) setting forth information in reasonable detail for each such Merchant Advance Contract as to the frequency and amount of payments to be received by the Borrower thereunder assumed when such Merchant Advance Contract was originally entered into, (ii) identifying each Merchant Advance Contract that was a Delinquent Asset or a Net Loss Asset as of the last day of the preceding calendar month and (iii) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.02 and 5.03 for, and satisfied the EBITDA Funding Condition during, such preceding calendar month;

(iv) on the date Advances are prepaid (or required to be prepaid) under Section 2.06(c) with respect to any Calendar Month End Date (or, if no such prepayment is required under Section 2.06(c) with respect to any Calendar Month End Date, on or before the date four Business Days following such Calendar Month End Date), a certificate of a senior financial officer of the Borrower (1) setting forth a calculation in reasonable detail (broken down by Merchant Advance Contract) of the Par Value of Merchant Advances as of such Calendar Month End Date and setting forth the face amount of all Financial Investments held by the Borrower as of such Calendar Month End Date and (2) identifying each Merchant Advance Contract that is a Delinquent Asset or a Net Loss Asset as of such Calendar Month End Date;

(v) promptly upon the Borrower becoming aware thereof, written notice of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof or any Member; and

(vi) such other information respecting the condition or operations, financial or otherwise, of the Borrower and its Subsidiaries as the Lender may from time to time request.

(f) The Borrower will use the proceeds of the Advances solely to (1) finance the Borrower's obligations under Merchant Advance Contracts and (2) pay service fees owing by the Borrower under the LEAF Services Agreement, in each case in compliance with all applicable legal and regulatory requirements; provided, that the Lender shall have no responsibility as to the use of any of such proceeds.

(g) The Borrower will not, and will not permit any of its Subsidiaries to, merge with or consolidate into any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person.

(h) The Borrower will not create, and will not permit any of its Subsidiaries to, assume or suffer to exist any Lien on any of its property now owned or hereafter acquired by it, except Permitted Liens.

(i) The Borrower will not at any time incur or permit to remain outstanding any Indebtedness, other than (x) Indebtedness under this Agreement and (y) Indebtedness under the Class A Note.

(j) The Borrower will not exercise its right under the LEAF Services Agreement to acquire the Servicer, or acquire or permit any Subsidiary to acquire more than five percent of any class of voting securities of, or 25 percent of the equity of, any other Person. The Borrower will not permit its Subsidiaries to incur or have outstanding any Indebtedness.

(k) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any transaction with an Affiliate (other than the LEAF Services

Agreement) except in the ordinary course of and pursuant to the reasonable requirements of its business and upon commercially reasonable terms that are no less favorable to it than those which might be obtained in a comparable arm's-length transaction at the time from a Person which is not such an Affiliate.

(l) The Borrower will at all times comply with the restrictions on its activities set forth in the LLC Agreement.

(m) The Borrower will not, without the Lender’s prior written consent, have or maintain any Deposit Accounts or Securities Accounts (each as defined in the Security Agreement) other than the Operating Accounts, and will ensure that the Operating Accounts and each other Deposit Account and Securities Account (as so defined) is at all times subject to an Account Control Agreement unless maintained with the Lender. The Borrower will ensure that all amounts payable to the Borrower under any Merchant Advance Contract are paid directly into (i) an Operating Account, (ii) a Deposit Account or Securities Account that is subject to an Account Control Agreement or (iii) an account maintained with the Lender.

(n) The Borrower will from time to time give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable to cause the Liens created by the Security Agreement to be valid first and prior perfected Liens on the Collateral purported to be covered thereby, subject to no equal or prior Lien.

SECTION 5.02. Financial Covenants.

(a) Debt to Tangible Net Worth Ratio. The Borrower will not permit the Debt to Tangible Net Worth Ratio to exceed the following respective ratios at any time during the following respective periods:

Period	Ratio
Date hereof to March 31, 2008	10.0 to 1.0
April 1, 2008 and at all times thereafter	8.0 to 1.0

(b) Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio at any time from and after December 1, 2007 to be less than 1.50 to 1.00.

(c) Tangible Net Worth. The Borrower will not permit Tangible Net Worth to be less than the following respective amounts at any time during the following respective periods:

Period	Amount
Date hereof to December 31, 2007	$2,000,000
January 1, 2008 and at all times thereafter	$3,000,000

SECTION 5.03. Operating Covenants.

(a) Delinquency Ratio. The Borrower will not permit the Delinquency Ratio as of the last day of any calendar month to be greater than or equal to 9.8%.

(b) Net Loss Ratio. The Borrower will not permit the Net Loss Ratio as of the last day of any calendar month to be greater than or equal to 6.5%.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events ("Events of Default", provided that such term shall exclude any of such events caused primarily by action or omission of a Class A Member) shall occur and be continuing:

(a) The Borrower shall default in the payment when due of any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or any fee or other amount payable hereunder or under the Fee Letter when due and such failure remains unremedied for three Business Days; or

(b) Any representation or warranty made by the Borrower herein, in the Security Agreement or in any Account Control Agreement or in any certificate or other document delivered in connection herewith or therewith shall prove to have been incorrect when made or deemed made in any material respect; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(a), 5.01(b), 5.01(e), 5.01(f), 5.01(g), 5.01(h), 5.01(i), 5.01(j), 5.01(k), 5.01(l), 5.01(m), 5.02 or 5.03; or (ii) the Borrower shall fail to perform or observe any other term or covenant in this Agreement, the Security Agreement or any Account Control Agreement on its part to be performed or observed and such failure remains unremedied for thirty days after the earlier of (x) the date on which the Borrower has knowledge thereof or (y) the date on which written notice thereof shall have been given to the Borrower by the Lender; or

(d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any other Debt of the Borrower or any of its Subsidiaries having an aggregate outstanding principal amount of $50,000 or more ("Material Debt") when the same becomes due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Debt; or any such Material Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, moratorium or reorganization or relief of debtors, or liquidation or winding up, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Any judgment or order for the payment of money in excess of $50,000 shall be rendered against the Borrower or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such proceedings shall not have been stayed or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) A Change in Control shall occur; or

(h) The Liens created by the Security Agreement shall, at any time with respect to any material portion of the Collateral intended to be covered thereby, not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Lender free and clear of all other Liens (other than Liens permitted under Section 5.01(h) of this Agreement or under the Security Agreement); or except for expiration in accordance with its terms, the Security Agreement shall for whatever reason be terminated or cease to be in full force or effect in any material respect, or the enforceability thereof shall be contested by the Borrower; or

(i) The Borrower or any of its Subsidiaries shall incur liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(j) Any action, suit or proceeding by or before any arbitrator or governmental authority against or affecting the Borrower or any of its Subsidiaries that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, shall be commenced or threatened; or

(k) Any Person shall initiate foreclosure proceedings with respect to any Lien on the Equity Interests in the Borrower, LEAF Ventures or the Servicer;

then, and in any such event, the Lender may, by notice to the Borrower, (i) declare the obligation of the Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and/or (ii) declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of the Lender to make Advances shall auto-matically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Agreement and the documents referred to herein and therein constitute the entire agreement of the parties with respect to the subject matter hereof and thereof.

SECTION 7.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including facsimile, telegraphic, telex or cable communication) and mailed, submitted by facsimile, telegraphed, telexed, cabled or deliv-ered, to the respective addresses set forth on the signature pages hereof or at such other address as shall be desig-nated by any party in a written notice to the other party. All such notices and communications shall, (a) when submitted by facsimile, telegraphed, telexed or cabled, be effective when submitted by facsimile, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, or (b) when submitted by mail, upon receipt, except in any such case that notices and communications to the Lender pursuant to Article II shall not be effective until received by the Lender.

SECTION 7.03. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof;

nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The reme-dies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.04. Costs, Expenses and Indemnification.

(a) The Borrower agrees to pay and reimburse on demand all reasonable costs and expenses incurred by the Lender in connection with the preparation, negotiation, execution and delivery, administration, modification, amendment or enforcement of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender with respect thereto and with respect to advising the Lender as to its rights and responsibilities under or in connection with this Agreement.

(b) The Borrower hereby agrees to indemnify the Lender and each of its Affiliates and their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (the "Indemnities"), in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Advances, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article III are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct; provided, however, the Borrower's obligation to indemnify any Indemnified Party, other than the Lender, under this Section 7.04(b) shall be subject to its receipt of written demand for the Indemnities of such Indemnified Party, such demand to set forth evidence of such Indemnified Party's payment or liability for such Indemnities. The Lender shall have no liability for any special, indirect, consequential or punitive damages in connection with any matter relating hereto.

SECTION 7.05. Assignments and Participations.

           (a) The Lender may assign to another Person all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the

 Commitment and the Advances); provided, that any such partial assignment shall be in an amount at least equal to $1,000,000.

(b) The Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances); provided, however, that the Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged.

(c) The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 7.05, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any of its Affiliates furnished to the Lender by or on behalf of the Borrower.

(d) Notwithstanding any other provision set forth in this Agreement, the Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(e) All amounts payable by the Borrower to the Lender under Sections 2.08(e), 2.10, 2.11 and 7.04 shall be determined as if the Lender had not sold or agreed to sell any participa-tions in the Advances or its Commitment and as if the Lender were funding each of such Advances and Commitment in the same way that it is funding the portion of such Advances and Commitment in which no participations have been sold.

SECTION 7.06. Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York County for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) The Borrower irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

SECTION 7.07. Severability. In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 7.08. Execution in Counterparts
. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 7.09. Survival. This Agreement and the documents referred to herein and therein, which constitute the entire agreement of the parties with respect to the subject matter hereof and thereof, shall cease to be effective upon the termination of the Commitment and the final payment in full of all amounts due and payable hereunder; provided, that the obligations of the Borrower under Sections 2.08(e), 2.10, 2.11, 2.12 and 7.04 shall survive the termination of the Commitment and the repayment in full of all amounts due and payable hereunder. Each representation and warranty made or deemed to be made herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any Advance, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading.

SECTION 7.10. Waiver of Jury Trial
. EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7.11. No Fiduciary Relationship
. The Borrower acknowledges that the Lender has no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement, and the relationship between the Lender and the Borrower is solely that of creditor and debtor. This Agreement does not create a joint venture among the parties.

          SECTION 7.12. Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below) of the Borrower, except that Information may be disclosed (a) to the Lender's and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to the Borrower, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 7.12, to any assignee of or participant in, or any prospective assignee of or participant in, any of the Lender's rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 7.12 or (ii) becomes available to the Lender from a source other than the Borrower. For the purposes of this Section, “Information” in relation to the Borrower means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 7.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                 SECTION 7.13. USA PATRIOT Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MERIT CAPITAL ADVANCE, LLC
By: LEAF Ventures, LLC
Its Managing Member

By: LEAF Financial Corporation
Its Managing Member

By:______________________________________
Name:
Title:

Address for Notices:
c/o LEAF Financial Corporation
1818 Market Street, 9th Floor
Philadelphia, PA 19103
Attention: Crit DeMent
Telecopy: (215) 640-6330

DEUTSCHE BANK AG Cayman Islands Branch

By:____________________________
Name:
Title:

By:____________________________
Name:
Title:

Applicable Lending Office:
Cayman Islands

Address for Notices:
60 Wall Street
New York, NY 10005
Attention: Todd Hirsh
Telecopy: (732) 578-3944

NY3:#7401722v15

EXHIBIT A

[FORM OF SECURITY AGREEMENT]

SECURITY AGREEMENT dated as of March 15, 2007, between Merit Capital Advance, LLC, a limited liability company duly organized and validly existing under the laws of Delaware (the "Grantor"), and Deutsche Bank AG Cayman Islands Branch (the "Secured Party") .

The Grantor may from time to time obtain credit and other financial accommodations from the Secured Party (by means of loans under the Credit Agreement referred to below, or otherwise).

To induce the Secured Party to extend such credit and other financial accommodations, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor has agreed to grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as so defined).

Accordingly, the parties hereto agree as follows:

Section 1. Definitions, Etc.

1.01 Certain Uniform Commercial Code Terms. As used herein, the terms "Accession", "Account", "As-Extracted Collateral", "Chattel Paper", "Commodity Account", "Commodity Contract", "Deposit Account", "Document", "Electronic Chattel Paper", "Equipment", "Fixture", "General Intangible", "Goods", "Instrument", "Inventory", "Investment Property", "Letter-of-Credit Right", "Payment Intangible", "Proceeds", "Promissory Note", "Software" and "Tangible Chattel Paper" have the respective meanings set forth in Article 9 of the NYUCC, and the terms "Certificated Security", "Entitlement Holder", "Financial Asset", "Instruction", "Securities Account", "Security", "Security Certificate", "Security Entitlement" and "Uncertificated Security" have the respective meanings set forth in Article 8 of the NYUCC.

1.02 Additional Definitions. In addition, as used herein:

"Casualty Event" means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person receives insurance proceeds, or proceeds of a condemnation award or other compensation.

"Collateral" has the meaning assigned to such term in Section 3.

"Collateral Account" has the meaning assigned to such term in Section 4.01(a).

"Contingent Secured Obligations" means obligations of the Grantor in respect of (a) letters of credit issued by the Secured Party for the account of the Grantor under any Credit Document, (b) acceptances created for the benefit of the Grantor by the Secured Party under any Credit Document, and (c) any other claim that may be payable to the Secured Party by the Grantor under any Credit Document that is not yet due and payable.

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"Copyright Collateral" means all Copyrights of the Grantor, whether now owned or hereafter acquired by the Grantor, including each Copyright identified in Annex 4.

"Copyrights" means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof and all other rights whatsoever accruing thereunder or pertaining thereto.

"Credit Agreement" means that certain Credit Agreement dated as of the date hereof between the Grantor, as borrower, and the Secured Party, as lender, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

"Credit Documents" means collectively, this Agreement, the Credit Agreement and any other document or instrument now existing or hereafter entered into that relates to any Financial Accommodation at any time made available by the Secured Party to the Grantor (including any promissory note evidencing any thereof, and any document or instrument providing for the grant of a lien upon any property of the Grantor as collateral security for the obligations of the Grantor in respect of any Financial Accommodation).

"Default" means any of the following events: (a) any of the Secured Obligations shall have been declared, or shall become, due and payable prior to the stated maturity therefor, (b) the Grantor shall commence any bankruptcy or insolvency proceeding, or there shall be commenced against the Grantor any bankruptcy or insolvency proceeding and the same shall not be dismissed within 60 days, (c) the Grantor shall fail to pay when due any principal amount in respect of a Secured Obligation, (d) the Grantor shall fail to pay any interest, fees, commissions, indemnities, costs and other expenses in respect of any Secured Obligations for three or more business days after the date on which such amounts first become due or (e) any event of default or termination (however described) under any Credit Document shall occur and be continuing.

"Financial Accommodation" means any loan, advance, letter of credit or overdraft, securities lending, discount or purchase of notes, security or other instrument or property, acceptance, issuance or confirmation of any letter of credit, guarantee or indemnity, interest rate, currency, equity or other similar type of swap or protection agreement, foreign exchange agreement, cash management arrangement or any other kind of agreement under which the Grantor may be indebted or obligated to the Secured Party in any manner, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or not secured, and however acquired by the Secured Party.

"Foreign Subsidiary" means any subsidiary of the Grantor with respect to which the Secured Party determines that a pledge of more than 66-2/3% of the total number of shares of voting stock of such subsidiary would result in material adverse tax consequences under Section 956 of the Code.
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"Initial Pledged Shares" means the Shares of each Issuer beneficially owned by the Grantor on the date hereof and identified in Annex 3 (Part A).

"Intellectual Property" means, collectively, all Copyright Collateral, all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, production methods, proprietary information, know how and trade secrets; (b) all licenses or user or other agreements granted to the Grantor with respect to any of the foregoing, in each case whether now or hereafter owned or used; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (f) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by the Grantor; and (g) all causes of action, claims and warranties now or hereafter owned or acquired by the Grantor in respect of any of the items listed above.

"Issuers" means, collectively, (a) the respective Persons identified on Annex 3 (Part A) under the caption "Issuer", (b) any other Person that shall at any time be a subsidiary of the Grantor, and (c) the issuer of any equity securities hereafter owned by the Grantor.

"Motor Vehicles" means motor vehicles, tractors, trailers and other like property, if the title thereto is governed by a certificate of title or ownership.

"NYUCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.

"Patent Collateral" means all Patents of the Grantor, whether now owned or hereafter acquired by the Grantor, including each Patent identified in Annex 5, and all income, royalties, damages and payments now or hereafter due and/or payable under or with respect thereto.

"Patents" means all patents and patent applications, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations in part thereof, all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.

               "Person" means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

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"Pledged Shares" means, collectively, (i) the Initial Pledged Shares and (ii) all other Shares of any Issuer now or hereafter owned by the Grantor, together in each case with (a) all certificates representing the same, (b) all shares, securities, moneys or other property representing a dividend on or a distribution or return of capital on or in respect of the Pledged Shares, or resulting from a split-up, revision, reclassification or other like change of the Pledged Shares or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Shares, and (c) without prejudice to any provision of any of the Credit Documents prohibiting any merger or consolidation by an Issuer, all Shares of any successor entity of any such merger or consolidation.

"Secured Obligations" means, collectively, the obligations of the Grantor to the Secured Party in respect of the principal of and interest on any loan or other extension of credit made by the Secured Party to, and each promissory note (if any) constituting part of or delivered by the Grantor to the Secured Party under, the Credit Documents, and all other amounts from time to time owing to the Secured Party by the Borrower under the Credit Documents or in respect of any Financial Accommodation from time to time made available by the Secured Party to the Grantor, together with in each case interest thereon and expenses related thereto, including any interest or expenses accruing or arising after the commencement of any case with respect to the Grantor under the United States Bankruptcy Code or any other bankruptcy or insolvency law (whether or not such interest or expenses are allowed or allowable as a claim in whole or in part in such case).

"Shares" means shares of capital stock of a corporation, limited liability company interests, partnership interests and other ownership or equity interests of any class in any Person.

"Trademark Collateral" means all Trademarks of the Grantor, whether now owned or hereafter acquired by the Grantor, including each Trademark identified in Annex 6, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark. Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.

"Trademarks" means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and all rights corresponding thereto throughout the world.

Section 2. Representations and Warranties. The Grantor represents and warrants to the Secured Party that:

2.01 Organizational Matters; Enforceability, Etc. The Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The execution, delivery and performance of this Agreement, and the grant of the

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security interests pursuant hereto, (a) are within the Grantor's powers and have been duly authorized by all necessary corporate or other action, (b) do not require any consent or approval of, registration or filing with, or any other action by, any governmental authority or court, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the security interests created pursuant hereto, (c) will not violate any applicable law or regulation or the charter, by laws or other organizational documents of the Grantor or any order of any governmental authority or court binding upon the Grantor or its property, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Grantor or any of its assets, or give rise to a right thereunder to require any payment to be made by any such person, and (e) except for the security interests created pursuant hereto, will not result in the creation or imposition of any lien, charge or encumbrance on any asset of the Grantor.

This Agreement has been duly executed and delivered by the Grantor and constitutes, a legal, valid and binding obligation of the Grantor, enforceable against the Grantor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The Grantor is not (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

2.02 Title. The Grantor is the sole beneficial owner of the Collateral and no lien exists upon the Collateral (and no right or option to acquire the same exists in favor of any other Person) other than (a) the security interest created or provided for herein, which security interest constitutes a valid first and prior perfected lien on the Collateral, and (b) the liens (if any) expressly permitted by the Credit Documents.

2.03 Names, Etc.The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of the Grantor as of the date hereof are correctly set forth in Annex 1.

2.04 Changes in Circumstances. The Grantor has not (a) within the period of four months prior to the date hereof, changed its location (as defined in Section 9 307 of the NYUCC), (b) except as specified in Annex 1, heretofore changed its name, or (c) except as specified in Annex 2, heretofore become a "new debtor" (as defined in Section 9 102(a)(56) of the NYUCC) with respect to a currently effective security agreement previously entered into by any other Person.

2.05 Pledged Shares. The Initial Pledged Shares constitute (a) 100% of the issued and outstanding Shares of each Issuer beneficially owned by the Grantor on the date hereof (other than any Shares held in a Securities Account referred to in Annex 7), whether or not registered in the name of the Grantor. Annex 3 (Part A) correctly identifies, as at the date hereof, the respective Issuers of the Initial Pledged Shares and (in the case of any corporate Issuer) the

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respective class and par value of such Shares and the respective number of such Shares (and registered owner thereof) represented by each such certificate. The Initial Pledged Shares are, and all other Pledged Shares in which the Grantor shall hereafter grant a security interest pursuant to Section 3 will be, (i) duly authorized, validly existing, fully paid and non assessable (in the case of any Shares issued by a corporation) and (ii) duly issued and outstanding (in the case of any equity interest in any other entity), and none of such Pledged Shares are or will be subject to any contractual restriction, or any restriction under the charter, by laws, partnership agreement or other organizational instrument of the respective Issuer thereof, upon the transfer of such Pledged Shares (except for any such restriction contained herein or in the Credit Documents, or under such organizational instruments).

2.06 Promissory Notes. Annex 3 (Part B) sets forth a complete and correct list of all Promissory Notes (other than any held in a Securities Account referred to in Annex 7) held by the Grantor on the date hereof.

2.07 Intellectual Property. Annexes 4, 5 and 6, respectively, set forth a complete and correct list of all copyright registrations, patents, patent applications, trademark registrations and trademark applications owned by the Grantor on the date hereof (or, in the case of any supplement to said Annexes 4, 5 and 6, effecting a pledge thereof, as of the date of such supplement).

Except pursuant to licenses and other user agreements entered into by the Grantor in the ordinary course of business that are listed in said Annexes 4, 5 and 6 (including as supplemented by any supplement effecting a pledge thereof), the Grantor has done nothing to authorize or enable any other Person to use any Copyright, Patent or Trademark listed in said Annexes 4, 5 and 6 (as so supplemented), and all registrations listed in said Annexes 4, 5 and 6 (as so supplemented) are, except as noted therein, in full force and effect.

To the Grantor's knowledge, (i) except as set forth in said Annexes 4, 5 and 6 (as supplemented by any supplement effecting a pledge thereof), there is no violation by others of any right of the Grantor with respect to any Copyright, Patent or Trademark listed in said Annexes 4, 5 and 6 (as so supplemented), respectively, and (ii) the Grantor is not infringing in any respect upon any Copyright, Patent or Trademark of any other Person; and no proceedings alleging such infringement have been instituted or are pending against the Grantor and no written claim against the Grantor has been received by the Grantor, alleging any such violation, except as may be set forth in said Annexes 4, 5 and 6 (as so supplemented).

The Grantor does not own any Trademarks registered in the United States of America to which the last sentence of the definition of Trademark Collateral applies.

2.08 Deposit Accounts and Securities Accounts. Annex 7 sets forth a complete and correct list of all Deposit Accounts, Securities Accounts and Commodity Accounts of the Grantor on the date hereof.

2.09 Commercial Tort Claims. Annex 8 sets forth a complete and correct list of all commercial tort claims of the Grantor in existence on the date hereof.

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2.10 Fair Labor Standards Act. Any goods now or hereafter produced by the Grantor or any of its subsidiaries included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.

Section 3. Collateral. As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, the Grantor hereby pledges and grants to the Secured Party as hereinafter provided a security interest in all of the Grantor's right, title and interest in, to and under the following property, in each case whether tangible or intangible, wherever located, and whether now owned by the Grantor or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 3 being collectively referred to herein as "Collateral"):

(a) all Accounts:

(b) all As-Extracted Collateral;

(c) all Chattel Paper;

(d) all Deposit Accounts;

(e) all Documents;

(f) all Equipment;

(g) all Fixtures;

(h) all General Intangibles;

(i) all Goods not covered by the other clauses of this Section 3;

(j) the Pledged Shares;

(k) all Instruments, including all Promissory Notes;

(l) all Intellectual Property;

(m) all Inventory;

(n) all Investment Property not covered by other clauses of this Section 3, including all Securities, all Securities Accounts and all Security Entitlements with respect thereto and Financial Assets carried therein, and all Commodity Accounts and Commodity Contracts;

(o) all Letter-of-Credit Rights;

(p) all commercial tort claims, as defined in Section 9-102(a)(13) of the NYUCC, arising out of the events described in Annex 8;

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(q) all other tangible and intangible personal property whatsoever of the Grantor; and

(r) all Proceeds of any of the Collateral, all Accessions to and substitutions and replacements for, any of the Collateral, and all offspring, rents, profits and products of any of the Collateral, and, to the extent related to any Collateral, all books, correspondence, credit files, records, invoices and other papers (including all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Grantor or any computer bureau or service company from time to time acting for the Grantor),

IT BEING UNDERSTOOD, HOWEVER, that (A) in the case of any of the foregoing that consists of general or limited partnership interests in a general or limited partnership, the security interest hereunder shall be deemed to be created only to the maximum extent permitted under the applicable organizational instrument pursuant to which such partnership is formed, (B) in no event shall the security interest granted under this Section 3 attach to any lease, license, contract, property rights or agreement to which the Grantor is a party (or to any of its rights or interests thereunder) if the grant of such security interest would constitute or result in either (i) the abandonment, invalidation or unenforceability of any right, title or interest of the Grantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective by Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code as in effect in the relevant jurisdiction, and (C) the security interest created hereby in Shares constituting voting stock of any Issuer that is a Foreign Subsidiary shall be limited to that portion of such voting stock that does not exceed 65% of the aggregate issued and outstanding voting stock of such Issuer.

Section 4. Cash Proceeds of Collateral.

4.01 Collateral Account. The Secured Party will cause to be established at a banking institution to be selected by the Secured Party a cash collateral account (the "Collateral Account"), that

(i) to the extent of all Investment Property or Financial Assets (other than cash) credited thereto shall be a Securities Account in respect of which the Secured Party shall be the Entitlement Holder, and

(ii) to the extent of any cash credited thereto shall be a Deposit Account in respect of which the Secured Party shall be the depositary bank's customer, and into which the Grantor agrees to deposit from time to time the cash proceeds of any of the Collateral (including proceeds of insurance thereon) required to be delivered to the Secured Party pursuant to any of the Credit Documents, or pursuant hereto, and into which the Grantor may from time to time deposit any additional amounts that it wishes to provide as additional collateral security hereunder. The Collateral Account, and any money or other property from time to time

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therein, shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied as hereinafter provided.

4.02 Proceeds of Casualty Events. Without limiting the generality of the provisions of the foregoing Section 4.01, promptly following the occurrence of any Casualty Event affecting the property of Grantor (whether or not such property is Collateral under this Agreement) resulting in a loss in excess of $10,000, the Grantor shall give prompt notice thereof to the Secured Party and shall cause the proceeds of insurance, condemnation award or other compensation received as a result of such Casualty Event to be paid to the Secured Party, for deposit into the Collateral Account, as additional collateral security for the payment of the Secured Obligations. To the extent the Secured Party shall receive proceeds of any such Casualty Event resulting in a loss of $10,000 or less, the Secured Party will, so long as no Default shall have occurred and be continuing, promptly remit such proceeds to the Grantor.

4.03 Withdrawals. The balance from time to time in the Collateral Account shall be subject to withdrawal only as provided in this Section 4.03 and Section 4.04 below. The Secured Party shall (except as otherwise provided in the last sentence of this Section 4.03) remit the collected balance standing to the credit of the Collateral Account to or upon the order of the Grantor as the Grantor shall from time to time instruct, provided that (A) deposits in the Collateral Account that constitute any proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any property of Grantor shall be subject to withdrawal only as provided in Section 4.04 below and (B) at any time following the occurrence and during the continuance of a Default, the Secured Party may in its discretion apply or cause to be applied (subject to collection) the balance from time to time standing to the credit of the Collateral Account (regardless of the origin thereof) to the prepayment of the principal of the Secured Obligations (and/or to provide cover for Contingent Secured Obligations).

4.04 Restoration or Replacement of Property. With respect to any proceeds that are required to be paid into the Collateral Account pursuant to Section 4.02 above, the Grantor may, at its option, to be exercised by delivery of notice to the Secured Party within 60 days of the receipt of such proceeds, elect to apply any proceeds of insurance, condemnation award or other compensation received as a result of such Casualty Event either (A) to the rebuilding or replacement of the property affected by such Casualty Event (the "Damaged Property") or (B) to the prepayment of such of the Secured Obligations as shall be selected by it.

If the Grantor elects to rebuild or replace the Damaged Property, any such proceeds (and any earnings thereon) held in the Collateral Account shall be applied by the Grantor to the rebuilding and replacement of the Damaged Property and such proceeds shall be advanced to the Grantor by the Secured Party in periodic installments upon compliance by the Grantor with such reasonable conditions to disbursement as may be imposed by the Secured Party, including, but not limited to, reasonable retention amounts and receipt of lien releases.

Following the occurrence and the continuation of any Default, the Secured Party shall have no obligation to release any of such proceeds to the Grantor for rebuilding or replacement of Damaged Property. All insurance proceeds remaining after the payment for rebuilding and replacement of Damaged Property pursuant to this Section 4.04 may, at the option

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of the Secured Party, be applied to the prepayment of the principal of the Secured Obligations s (and/or to provide cover for Contingent Secured Obligations).

4.05 Investment of Balance in Collateral Account. The cash balance standing to the credit of the Collateral Account shall be invested from time to time in such short-term U.S. government (or U.S. government-guaranteed) obligations as the Secured Party shall determine, which investments shall be held in the name and be under the control of the Secured Party (and credited to the Collateral Account), provided that at any time after the occurrence and during the continuance of a Default, the Secured Party may in its discretion at any time and from time to time elect to liquidate any such investments and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations then due and payable in the manner specified in Section 5.09.

Section 5. Further Assurances; Remedies. In furtherance of the grant of the security interest pursuant to Section 3, the Grantor hereby agrees with the Secured Party as follows:

5.01 Delivery and Other Perfection. The Grantor shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers as may be necessary or desirable in the judgment of the Secured Party to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto or to enable the Secured Party to exercise and enforce its rights hereunder with respect to such security interest, and without limiting the foregoing, shall:

(a) if any of the Pledged Shares, Investment Property or Financial Assets constituting part of the Collateral are received by the Grantor, forthwith (x) deliver to the Secured Party the certificates or instruments representing or evidencing the same, duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Secured Party may reasonably request, all of which thereafter shall be held by the Secured Party, pursuant to the terms of this Agreement, as part of the Collateral and (y) take such other action as the Secured Party may reasonably deem necessary or appropriate to duly record or otherwise perfect the security interest created hereunder in such Collateral;

(b) promptly from time to time deliver to the Secured Party any and all Instruments constituting part of the Collateral, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Secured Party may request; provided that (other than in the case of the promissory notes described in Annex 3 (Part B)) so long as no Default shall have occurred and be continuing, the Grantor may retain for collection in the ordinary course any Instruments received by the Grantor in the ordinary course of business and the Secured Party shall, promptly upon request of the Grantor, make appropriate arrangements for making any Instrument delivered by the Grantor available to the Grantor for purposes of presentation, collection

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or renewal (any such arrangement to be effected, to the extent requested by the Secured Party, against trust receipt or like document);

(c) promptly from time to time enter into such control agreements, each in form and substance reasonably acceptable to the Secured Party, as may be required to perfect the security interest created hereby in any and all Deposit Accounts, Investment Property, Electronic Chattel Paper and Letter-of-Credit Rights, and will promptly furnish to the Secured Party true copies thereof;

(d) promptly from time to time upon the request of the Secured Party, execute and deliver such short-form security agreements as the Secured Party may reasonably deem necessary or desirable to protect the interests of the Secured Party in respect of that portion of the Collateral consisting of Intellectual Property;

(e) promptly upon request of the Secured Party, cause the Secured Party to be listed as the lienholder on any certificate of title or ownership covering any Motor Vehicle (other than Motor Vehicles constituting Inventory) and within 120 days of such request deliver evidence of the same to the Secured Party;

(f) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Secured Party may reasonably require in order to reflect the security interests granted by this Agreement; and

(g) permit representatives of the Secured Party, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Secured Party to be present at the Grantor's place of business to receive copies of communications and remittances relating to the Collateral, and forward copies of any notices or communications received by the Grantor with respect to the Collateral, all in such manner as the Secured Party may require.

5.02 Other Financing Statements or Control. Except as otherwise permitted under the Credit Documents, the Grantor shall not (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Secured Party is not named as the sole secured party, or (b) cause or permit any Person other than the Secured Party to have "control" (as defined in Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) of any Deposit Account, Electronic Chattel Paper, Investment Property or Letter-of-Credit Right constituting part of the Collateral.

5.03 Preservation of Rights. The Secured Party shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

5.04 Special Provisions Relating to Certain Collateral.

(a) Pledged Shares.

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(i) The Grantor will cause the Pledged Shares to constitute at all times (1) 100% of the total number of Shares of each Issuer other than a Foreign Subsidiary then outstanding owned by the Grantor and (2) in the case of any Issuer that is a Foreign Subsidiary, 65% of the total number of shares of voting stock of such Issuer and 100% of the total number of shares of all other classes of capital stock of such Issuer then issued and outstanding owned by the Grantor.

(ii) So long as no Default shall have occurred and be continuing, the Grantor shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Shares for all purposes not inconsistent with the terms of this Agreement, the Credit Documents or any other instrument or agreement referred to herein or therein, provided that the Grantor agrees that it will not vote the Pledged Shares in any manner that is inconsistent with the terms of this Agreement, the Credit Documents or any such other instrument or agreement; and the Secured Party shall execute and deliver to the Grantor or cause to be executed and delivered to the Grantor all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Grantor may reasonably request for the purpose of enabling the Grantor to exercise the rights and powers that it is entitled to exercise pursuant to this Section 5.04(a)(ii).

(iii) Unless and until a Default shall have occurred and be continuing, the Grantor shall be entitled to receive and retain any dividends, distributions or proceeds on the Pledged Shares paid in cash out of earned surplus.

(iv) If a Default shall have occurred and be continuing, whether or not the Secured Party exercises any available right to declare any Secured Obligations due and payable or seeks or pursues any other relief or remedy available to it under applicable law or under this Agreement, the Credit Documents or any other agreement relating to such Secured Obligation, all dividends and other distributions on the Pledged Shares shall be paid directly to the Secured Party and retained by it in the Collateral Account as part of the Collateral, subject to the terms of this Agreement, and, if the Secured Party shall so request in writing, the Grantor agrees to execute and deliver to the Secured Party appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Default is cured, any such dividend or distribution theretofore paid to the Secured Party shall, upon request of the Grantor (except to the extent theretofore applied to the Secured Obligations), be returned by the Secured Party to the Grantor.

(b) Intellectual Property.

(i) For the purpose of enabling the Secured Party to exercise rights and remedies under Section 5.05 at such time as the Secured Party shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, the Grantor hereby grants to the Secured Party, to the extent assignable, an irrevocable, non exclusive license (exercisable without payment of royalty or other compensation to the Grantor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by the Grantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded

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               or stored and to all computer programs used for the compilation or printout thereof.

(ii) Notwithstanding anything contained herein to the contrary, but subject to any provision of the Credit Documents that limit the rights of the Grantor to dispose of its property, so long as no Default shall have occurred and be continuing, the Grantor will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Grantor. In furtherance of the foregoing, so long as no Default shall have occurred and be continuing, the Secured Party shall from time to time, upon the request of the Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, that the Grantor shall have certified are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon the payment in full of all of the Secured Obligations and the expiration and termination of all obligations of the Secured Party to make available any Financial Accommodation to the Grantor, or earlier expiration of this Agreement or release of the Collateral, the Secured Party shall grant back to the Grantor the license granted pursuant to clause (i) immediately above. The exercise of rights and remedies under Section 5.05 by the Secured Party shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Grantor in accordance with the first sentence of this clause (ii).

(c) Chattel Paper. The Grantor will (i) deliver to the Secured Party each original of each item of Chattel Paper at any time constituting part of the Collateral, and (ii) cause each such original and each copy thereof to bear a conspicuous legend, in form and substance reasonably satisfactory to the Secured Party, indicating that such Chattel Paper is subject to the security interest granted hereby and that purchase of such Chattel Paper by a Person other than the Secured Party without the consent of the Secured Party would violate the rights of the Secured Party.

5.05 Remedies.

(a) Rights and Remedies Generally upon Default. If a Default shall have occurred and is continuing, the Secured Party shall have all of the rights and remedies with respect to the Collateral of a secured party under the NYUCC (whether or not the Uniform Commercial Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Secured Party were the sole and absolute owner thereof (and the Grantor agrees to take all such action as may be appropriate to give effect to such right); and without limiting the foregoing:

(i) the Secured Party in its discretion may, in its name or in the name of the Grantor or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of the Collateral, but

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shall be under no obligation to do so;

(ii) the Secured Party may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(iii) the Secured Party may require the Grantor to notify (and the Grantor hereby authorizes the Secured Party so to notify) each account debtor in respect of any Account, Chattel Paper or General Intangible, and each obligor on any Instrument, constituting part of the Collateral that such Collateral has been assigned to the Secured Party hereunder, and to instruct that any payments due or to become due in respect of such Collateral shall be made directly to the Secured Party or as it may direct (and if any such payments, or any other Proceeds of Collateral, are received by the Grantor they shall be held in trust by the Grantor for the benefit of the Secured Party and as promptly as possible remitted or delivered to the Secured Party for application as provided herein);

(iv) the Secured Party may require the Grantor to assemble the Collateral at such place or places, reasonably convenient to the Secured Party and the Grantor, as the Secured Party may direct;

(v) the Secured Party may apply the Collateral Account and any money or other property therein to payment of the Secured Obligations;

(vi) the Secured Party may require the Grantor to cause the Pledged Shares to be transferred of record into the name of the Secured Party or its nominee (and the Secured Party agrees that if any of such Pledged Shares is transferred into its name or the name of its nominee, the Secured Party will thereafter promptly give to the Grantor copies of any notices and communications received by it with respect to such Pledged Shares); and

(vii) the Secured Party may sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Secured Party deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived), and the Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Grantor, any such demand, notice and right or equity being hereby expressly waived and released. In the event of any sale, assignment, or other disposition of any of the Trademark Collateral, the goodwill connected with and symbolized by the Trademark Collateral subject to such disposition shall be included. The Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by
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      announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.
The Proceeds of each collection, sale or other disposition under this Section 5.05, including by virtue of the exercise of any license granted to the Secured Party in Section 5.04(b), shall be applied in accordance with Section 5.09.

(b) Certain Securities Act Limitations. The Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Secured Party may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the Secured Party than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

(c) Notice. The Grantor agrees that to the extent the Secured Party is required by applicable law to give reasonable prior notice of any sale or other disposition of any Collateral, ten business days' notice shall be deemed to constitute reasonable prior notice.

5.06 Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 5.05 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Grantor shall remain liable for any deficiency.

5.07 Locations; Names, Etc.Without at least 30 days' prior written notice to the Secured Party, the Grantor shall not (i) change its location (as defined in Section 9-307 of the NYUCC), (ii) change its name from the name shown as its current legal name on Annex 1, or (iii) agree to or authorize any modification of the terms of any item of Collateral that would result in a change thereof from one Uniform Commercial Code category to another such category (such as from a General Intangible to Investment Property), if the effect thereof would be to result in a loss of perfection of, or diminution of priority for, the security interests created hereunder in such item of Collateral, or the loss of control (within the meaning of Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) over such item of Collateral.

5.08 Private Sale. The Secured Party shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 5.05 conducted in a commercially reasonable manner. The Grantor hereby waives any claims against the Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Secured Party accepts the first offer received and does not offer the Collateral to more than one offeree.
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5.09 Application of Proceeds. Except as otherwise herein expressly provided and except as provided below in this Section 5.09, the Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Secured Party under Section 4 or this Section 5, shall be applied by the Secured Party:

First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out of pocket costs and expenses of the Secured Party and the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Secured Party in connection therewith;

Next, to the payment in full of the Secured Obligations (or, in the case of any Contingent Secured Obligations, to the provision of cover as provided below), in such order as the Secured Party shall in its sole discretion determine; and

Finally, to the payment to the Grantor, or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

For purposes hereof, whenever this Agreement contemplates that cover shall be provided for Contingent Secured Obligations, such cover shall be effected by the payment to the Secured Party of any amount that will be deposited into a Collateral Account to be held by the Secured Party as collateral security for the payment of such Contingent Secured Obligations as and when they become due and payable.

5.10 Attorney in Fact. Without limiting any rights or powers granted by this Agreement to the Secured Party while no Default has occurred and is continuing, upon the occurrence and during the continuance of any Default the Secured Party is hereby appointed the attorney in fact of the Grantor for the purpose of carrying out the provisions of this Section 5 and taking any action and executing any instruments that the Secured Party may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney in fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Secured Party shall be entitled under this Section 5 to make collections in respect of the Collateral, the Secured Party shall have the right and power to receive, endorse and collect all checks made payable to the order of Grantor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

5.11 Perfection and Recordation. The Grantor authorizes the Secured Party to file Uniform Commercial Code financing statements describing the Collateral as "all assets" or "all personal property and fixtures" of the Grantor (provided that no such description shall be deemed to modify the description of Collateral set forth in Section 3).

           5.12 Termination. When all Secured Obligations shall have been paid in full and all obligations of the Secured Party to make available any Financial Accommodation to the Grantor shall have expired or terminated, this Agreement shall terminate, and the Secured Party shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Grantor and to be released and canceled all licenses
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and rights referred to in Section 5.04(b). The Secured Party shall also, at the expense of the Grantor, execute and deliver to the Grantor upon such termination such Uniform Commercial Code termination statements, certificates for terminating the liens on the Motor Vehicles and such other documentation as shall be reasonably requested by the Grantor to effect the termination and release of the liens on the Collateral as required by this Section 5.12.

5.13 Further Assurances. The Grantor agrees that, from time to time upon the written request of the Secured Party, the Grantor will execute and deliver such further documents and do such other acts and things as the Secured Party may reasonably request in order fully to effect the purposes of this Agreement. The Secured Party shall release any lien covering any asset that has been disposed of in accordance with the provisions of the Credit Documents.

Section 6. Miscellaneous.

6.01 Notices. All notices, requests, consents and demands hereunder shall be in writing and telecopied or delivered to the intended recipient at the "Address for Notices" specified in the Credit Agreement or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

6.02 No Waiver. No failure on the part of Secured Party to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Secured Party of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

6.03 Amendments, Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Grantor and the Secured Party.

6.04 Expenses. The Grantor agrees to reimburse the Secured Party for all reasonable costs and expenses incurred by it (including the reasonable fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceeding resulting therefrom, including all manner of participation in or other involvement with (w) performance by the Secured Party of any obligations of the Grantor in respect of the Collateral that the Grantor has failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Secured Party in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 6.04, and all such costs and expenses shall

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be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3.

6.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Grantor and the Secured Party (provided that the Grantor shall not assign or transfer its rights or obligations hereunder without the prior written consent of the Secured Party).

6.06 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties hereto may execute this Agreement by signing any such counterpart.

6.07 Governing Law; Submission to Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. The Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against the Grantor or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

6.08 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR

Security Agreement

19
INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

6.09 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

6.10 Agents and Attorneys in Fact. The Secured Party may employ agents and attorneys in fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith.

6.11 Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Secured Party in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
Security Agreement

20

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

Grantor:
MERIT CAPITAL ADVANCE, LLC
By: LEAF Ventures, LLC
Its Managing Member

By: LEAF Financial Corporation
Its Managing Member

By:______________________________________
Name:
Title:

Secured Party:
DEUTSCHE BANK AG Cayman Islands Branch

By ________________________
Title:

By ________________________
Title:

Security Agreement

ANNEX 1

FILING DETAILS

[See Sections 2.03 and 2.04 and 5.07]

Legal name:	Merit Capital Advance, LLC
Type of organization:	limited liability company
Jurisdiction of organization:	Delaware
Organizational ID number (if applicable):	4251811
Mailing address:	110 S. Poplar Street, Suite 101 Wilmington, Delaware 19801

Annex 1 to Security Agreement

ANNEX 2

NEW DEBTOR EVENTS

[See Section 2.04]

None.

Annex 2 to Security Agreement

ANNEX 3

PLEDGED SHARES AND PROMISSORY NOTES

[See definition of "Issuers" in Section 1.02 and Sections 2.05, 3(a), 3(b) and 5.01(b)]

None.

Annex 3 to Security Agreement

ANNEX 4

LIST OF COPYRIGHTS, COPYRIGHT REGISTRATIONS AND

APPLICATIONS FOR COPYRIGHT REGISTRATIONS

[See definition of "Copyright Collateral" in Section 1.02 and Section 2.06]

None.

Annex 4 to Security Agreement

ANNEX 5

LIST OF PATENTS AND PATENT APPLICATIONS

[See definition of "Patent Collateral" in Section 1.02 and Section 2.06]

None.

Annex 5 to Security Agreement

ANNEX 6

LIST OF TRADE NAMES, TRADEMARKS, SERVICES MARKS,

TRADEMARK AND SERVICE MARK REGISTRATIONS AND

APPLICATIONS FOR TRADEMARK AND SERVICE MARK REGISTRATIONS

[See definition of "Trademark Collateral" in Section 1.02 and Section 2.06]

None.

Annex 6 to Security Agreement

ANNEX 7

LIST OF DEPOSIT ACCOUNTS, AND SECURITIES ACCOUNTS AND COMMODITY ACCOUNTS

[See Sections 2.05 and 2.08]

Name of Account	Financial Institution Where Account is held	Type of Account
collections account	Commerce Bank, N.A. 1726 Walnut Street, Philadelphia, PA 19103	deposit account
general account	Commerce Bank, N.A. 1726 Walnut Street, Philadelphia, PA 19103	deposit account
funding account	Commerce Bank, N.A. 1726 Walnut Street, Philadelphia, PA 19103	deposit account

Annex 7 to Security Agreement

ANNEX 8

LIST OF COMMERCIAL TORT CLAIMS

[See Sections 2.09 and 3(p)]

None.

Annex 8 to Security Agreement

EXHIBIT B

[FORM OF NOTICE OF BORROWING]

                        ___________ __, ____

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH
as Lender under the Credit Agreement referred to below

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement dated as March 15, 2007 (as amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein being used herein as therein defined), between Merit Capital Advance, LLC (the “Borrower”) and Deutsche Bank AG Cayman Islands Branch (the “Lender”), and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement, that the Borrower hereby wishes to borrow an Advance under the Credit Agreement, and in that connection sets forth below the information relating to such Advance:

(i)	The Business Day of the Advance is _________ __, ____.

(ii)	The aggregate amount of the Advance is $_________.

(iii)	The initial Interest Period of the Advance is [one/two/three/six] months.

(iv)	The Lender shall credit the proceeds of the Advance to [specify account].

(v) The Par Value of Merchant Advances on the date hereof is $________.1  Attach a calculation in reasonable detail of the Par Value of Merchant Advances.

(vi)	The face amount of Financial Investments held by the Borrower on the date hereof is $________.[2] Attach a list of Financial Investments held by the Borrower showing the face amount thereof.

(vii)	The sum of (i) the Par Value of Merchant Advances plus (ii) a face amount up to $1,000,000 of Financial Investments held by the Borrower on the date hereof is $________.

1.    Attach a calculation in reasonable detail of the Par Value of Merchange Advances.
2.    Attach is a list of Financial Investments held by the Borrower showing the face amount thereof.

The undersigned hereby certifies that the conditions precedent set forth in Section 3.02 of the Credit Agreement have been fulfilled as of the date hereof and will be fulfilled as of the date of the Advance3, and that the representations and warranties of the Borrower set forth in Article 4 of the Credit Agreement are true on the date hereof and will be true as of the date of the Advance.

Very truly yours,

MERIT CAPITAL ADVANCE, LLC
By: [______]
Its Managing Member

By___________________________
Name:
Title:

3.  Attach a calculation in reasonable detail demonstrating staisfaction of the EBITDA Funding Condition.

Form of Notice of Borrowing